EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

by and among

UV FLU TECHNOLOGIES, INC.

and

AMAIRPURE, INC.

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”), dated as of December 16, 2009 (the “Execution Date”), is entered into by and among UV Flu Technologies, Inc. a Nevada corporation (“UV Flu” or “Buyer”), and AmAirpure, Inc., a Nevada corporation (“Seller”).  Seller and Buyer are referred to in this Agreement (as defined hereinafter) collectively as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Seller owns certain assets, including assets that are utilized in connection with the design, development, manufacture, sale and distribution of technology and products including air purification systems (such business referred to as the “Business”); and

WHEREAS, Buyer wishes to purchase from Seller, and Seller desires to sell to Buyer, substantially all of the assets of Seller relating to the Business (other than the Excluded Assets (as defined hereinafter)), and Buyer is willing to assume the Assumed Liabilities (as defined hereinafter) with respect to the Business, all for the consideration and upon the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I
Definitions

1.1         Definitions.  In addition to the terms defined above and other terms defined in other Sections of this Agreement, the following initially capitalized terms have the following meanings when used herein:

“Acquired Assets” has the meaning set forth in Section 2.1.

“Acquisition Transaction” has the meaning set forth in Section 7.6(a).

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

“Agreement” means this Asset Purchase Agreement, including all Schedules and Exhibits hereto, as it may be amended from time to time in accordance with its terms.

“Allocation Schedule” has the meaning set forth in Section 3.2.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement between Seller and Buyer, the form of which is attached hereto as Exhibit A.

“Assignment of Contracts” means the Assignment of Contracts between Seller and Buyer, the form of which is attached hereto as Exhibit B.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Bill of Sale” means the Bill of Sale between Seller and Buyer, the form of which is attached hereto as Exhibit C.

“Business Day” means any day other than a day which is Saturday or Sunday or other day on which commercial banks in Boston, Massachusetts are authorized or required to remain closed.

“Buyer Indemnified Party” has the meaning set forth in Section 10.1(a).

“Buyer Schedules” has the meaning set forth in the opening paragraph of Article VI.

“Cash” means cash and cash equivalents (including marketable securities and short-term investments).

“Closing” means the closing of the purchase and sale of the Acquired Assets and the assignment and assumption of the Assumed Liabilities, each as contemplated by this Agreement.

“Closing Date” has the meaning set forth in Section 4.1.

“Closing Shares” has the meaning set forth in Section 3.1(a).

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” has the meaning set forth in Section 3.1.

“Consent” means any consent, approval, authorization, consultation, waiver, permit, grant, agreement, license, certificate, exemption, order, registration, declaration, filing or notice of, with or to any Person, in each case required to permit the consummation of any of the transactions contemplated hereby.

“Contract” means any written or binding oral contract, agreement, instrument, order, arrangement, commitment or understanding of any nature, including sales orders, purchase orders, leases, subleases, data processing agreements, maintenance agreements, license agreements, sublicense agreements, distribution agreements, supply agreements, loan agreements, promissory notes, security agreements, pledge agreements, deeds, mortgages, guarantees, indemnities, warranties, employment agreements, consulting agreements, sales representative agreements, joint venture agreements, buy-sell agreements, options or warrants.

“Customers and Distributors” has the meaning set forth in Section 5.15.

“Encumbrance” means any lien, mortgage, security interest, pledge, conditional sale agreement, title retention agreement or other charge or encumbrance of any nature whatsoever on any property or property interest.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“FDA” means the U.S. Food and Drug Administration and similar federal, regional, state, local or foreign Governmental Authorities.

“Finished Inventory” means any stock of finished Products maintained by Seller or any of its Affiliates anywhere in the world.

“GMP” has the meaning set forth in Section 5.13(e).

“Governmental Authority” means any supra-national, federal, regional, state, local or foreign government or other political subdivision thereof, and any entity, department, commission, bureau, agency, authority, board, court, official or officer, domestic or foreign, exercising executive, judicial, regulatory or administrative governmental functions.

“Holder” means the individual or entity that has right and title to a share or warrant on the date specified.

“Inbound Licenses” has the meaning set forth in Section 5.9(b)(i).

“Indemnified Party” means any Person entitled to indemnification under Article X.

“Indemnifying Party” means any Person providing indemnification under Article X.

“Information Statement” means an information statement prepared by Seller and distributed to Seller’s shareholders related to the Transaction Written Consent and/or the Required Stockholder Vote.

“Intellectual Property Assets” means any and all of the following, as they exist throughout the world: (a) patents, patent applications of any kind, patent rights, inventions, discoveries and invention disclosures (whether or not patented) (collectively, “Patents”); (b) rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans and Internet domain names and registrations and applications for registration of any of the foregoing (collectively, “Marks”); (c) registered and material unregistered copyrights in both published and unpublished works, and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above, including copyrights in (i) all design history files, (ii) the Manufacturing Instructions, and (iii) all documents primarily related to the Products and controlled by Seller (collectively, “Copyrights”); (d) know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, customer lists and contact numbers/addresses, business strategies, forecasts, testing procedures and testing results (collectively, “Trade Secrets”); (e) any and all other intellectual property rights and/or proprietary rights relating to any of the foregoing; (f) all licenses and other Contracts under which Seller has sold, licensed, leased or otherwise transferred or granted any interest or rights to any Marks, Patents, Copyrights or Trade Secrets and (g) goodwill, franchises, permits, consents, approvals, and claims of infringement and misappropriation against third parties.

“Inventory” shall mean all inventory of the Products together with all inventory of raw materials, work-in-progress related to the Products and finished goods inventory of the Products, whether held at a location or facility of Seller (or of any other Person on behalf of Seller) or in transit to or from Seller (or any such other Person).

“Knowledge” of the Seller means the actual knowledge after due inquiry of one or more of the officers of the Seller with respect to matters relating to the Seller.  “Knowledge” of the Buyer means the actual knowledge after due inquiry of one or more of the officers of the Buyer with respect to matters relating to the Buyer.

“Law” means each provision of any currently existing federal, state, local or foreign civil and criminal law, statute, ordinance, order, code, rule, regulation or common law promulgated or issued by any Governmental Authority, as well as any judgments, decrees, injunctions or agreements issued or entered into by any Governmental Authority.

“Liability” means, with respect to any Person, any liability or obligation of such Person, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Losses” has the meaning set forth in Section 10.1(a).

“Manufacturing Instructions” means those manufacturing, packaging and labeling specifications for the Products used by Seller or Seller’s Affiliates in the production and supply of the Products.

“Material Adverse Effect” means a material adverse effect on the business, assets, financial condition, results of operations or prospects of the Business or the Acquired Assets, taken as a whole; provided, however, that Material Adverse Effect shall exclude any adverse changes or conditions as and to the extent such changes or conditions are proximately caused by (a) public or industry knowledge of the transactions contemplated by this Agreement (including, without limitation, any action or inaction by the Business’ employees, customers and vendors) or (b) general economic conditions or other conditions generally affecting the industry in which the Business competes.  Seller may, however, at its option, include in the Schedules of this Agreement or elsewhere items that would not have a Material Adverse Effect within the meaning of the previous sentence in order to avoid any misunderstanding, and such inclusion shall not be deemed to be an acknowledgement by Seller that such items would have a Material Adverse Effect or further define the meaning of such term for the purposes of this Agreement.

“Notice of Termination” has the meaning set forth in Section 9.2.

“Ordinary Course” means ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

 “Other Agreements” means, collectively, the Assignment and Assumption Agreement, the Assignment of Contracts, the Bill of Sale, the Patent Assignment, and other agreements entered into by Seller and Buyer in connection herewith.

“Outbound Licenses” has the meaning set forth in Section 5.9(d).

“Patent Assignment” means the Patent Assignment between Buyer and Seller, the form of which is attached hereto as Exhibit D.

“Permitted Encumbrances” means (a) Encumbrances for Taxes not delinquent or past due; (b) pledges or deposits of money securing statutory obligations under workers’ or unemployment compensation Laws (excluding Encumbrances under ERISA); (c) mechanic’s, material man’s, supplier’s, vendor’s or similar liens arising in the Ordinary Course securing amounts that are not delinquent or past due; (d) Encumbrances relating to purchase money security interests arising in the Ordinary Course; (e) zoning ordinances, easements and other restrictions of legal record affecting real property that would be revealed by a survey and would not, individually or in the aggregate, materially interfere with the value or usefulness of such real property to the Business; or (f) Encumbrances set forth on Schedule 1.1(a).

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust or unincorporated organization or government or any agency or political subdivision thereof.

“Product” or “Products” means those products identified on Schedule 1.1(b) (and for the avoidance of doubt does not mean specific units thereof).

“Purchase Price” has the meaning set forth in Section 3.1.

“Regulatory Approval” shall mean, with respect to a country, any and all approvals, substantial equivalence determinations, licenses, permits, registrations or authorizations of any Regulatory Authority necessary in order to commercially distribute, sell, market or clinically investigate the Products in such country, including, where applicable and as required, (a) pricing or reimbursement approval in such country, (b) pre- and post-approval investigational and marketing authorizations (including any prerequisite manufacturing approval or authorization related thereto), (c) labeling approval and (d) technical, medical and scientific licenses.

“Regulatory Authority” shall mean any Governmental Authority regulating or otherwise exercising authority with respect to the testing, manufacture, storage, distribution, use, promotion, marketing, sale and importation of Products, including the FDA.

“Regulatory Documentation” shall mean all applications, registrations, licenses, authorization and approvals (including all Regulatory Approvals), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents and all clinical studies and tests, related to the Products, and all data contained in any of the foregoing, including all 510(k)s, letters to file concerning device modifications, pre- and post-approval marketing authorizations, investigational device exemptions, product labeling, advertising and promotion documents, manufacturing data, complaint files, adverse event files, correction and removal records and reports, and all documents pertaining to recalls of the Products.

“Representatives” has the meaning set forth in Section 7.6(a).

“Required Stockholder Vote” has the meaning set forth in Section 5.2(b).

“Schedule of Acquired Assets” has the meaning set forth in Section 2.1(a).

“Schedules” has the meaning set forth in the opening paragraph of Article V.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Balance Sheet” has the meaning set forth in Section 5.5(b).

“Seller Indemnified Party” has the meaning set forth in Section 10.2(a).

“Seller In-Licensed Intellectual Property Assets” has the meaning set forth in Section 5.9(b)(i).

“Seller Marks” has the meaning set forth in Section 5.9(a).

“Seller Parties” has the meaning set forth in Section 9.3(c).

“Seller Patents” has the meaning set forth in Section 5.9(a).

“Seller Termination Fee” has the meaning set forth in Section 9.3(a).

“Seller Trade Secrets” has the meaning set forth in Section 5.9(b)(viii).

“Shareholder” has the meaning set forth in Section 4.3.

“Suppliers” has the meaning set forth in Section 5.16.

“Tangible Assets” has the meaning set forth in Section 2.1(a).

“Termination Date” has the meaning set forth in Section 9.1(b).

“Third Party Intellectual Property Assets” has the meaning set forth in Section 5.9(b)(iv).

“Taxes” means all taxes, charges, fees, duties, levies or other assessments, including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, license, payroll, unemployment, environmental, customs duties, capital stock, disability, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational and interest equalization, windfall profits, severance and employees’ income withholding and Social Security taxes imposed by the United States or any foreign country; by any state, municipality, subdivision or instrumentality thereof or by any other tax authority and such term shall include any interest, penalties or additions to tax attributable to such taxes.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Transaction Written Consent” has the meaning set forth in Section 7.4(a).

“Transfer Taxes” has the meaning set forth in Section 7.7(a).

“Transferred Contracts” shall mean each Contract listed in Schedule 1.1(c).

“Updated Schedule 2.1(d)” has the meaning set forth in Section 2.1(d).

1.2         Construction.  The language in all parts of this Agreement is to be construed in all cases according to its fair meaning.  Seller and Buyer acknowledge that each Party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party are not to be employed in the interpretation of this Agreement.  Whenever used herein, the words “include,” “includes” and “including” mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively.  The masculine, feminine or neuter gender and the singular or plural number are each deemed to include the other(s) whenever the context so indicates.  “Days” means calendar days unless otherwise specified.  Whenever used herein, the words “Seller” and “Buyer” include their respective Affiliates whenever the context requires or to the extent applicable.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole (including any Exhibits and Schedules hereto) and not to any particular provision of this Agreement, and all Article, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.  All references to “Dollar” or “$” refer to the lawful money of the United States.

ARTICLE II
Purchase and Sale

2.1         Agreements to Purchase and Sell.  Subject to the terms and conditions of this Agreement, and except for the Excluded Assets, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and accept from Seller, free and clear from any Encumbrances other than Permitted Encumbrances, all right, title and interest of Seller in and to all of the assets, properties, interests and rights comprising the Business, of every kind and description, existing as of the date of this Agreement or acquired through the Closing, including all of the following assets (collectively, the “Acquired Assets”):

a)           subject to Section 7.12, the fixed and other tangible personal property and assets arising out of, relating to or resulting from the Business, including tooling, fixtures, equipment, computer systems and software, furniture, machinery, office equipment, furnishings and instruments, set forth on Schedule 2.1 (such Schedule sometimes referred to as the “Schedule of Acquired Assets”), whether owned by Seller or its Affiliates (the “Tangible Assets”);

b)           all goodwill directly arising from, related to or resulting from the Business;

c)           all Seller Intellectual Property Assets relating to the Business, including without limitation those set forth on the Schedule of Acquired Assets;

d)           all Inventory, including any Inventory on loan to or being used by any customers, clinicians or others for evaluation, testing or in conjunction with any studies or trials, including the Inventory set forth on the Schedule of Acquired Assets, which Schedule shall be updated prior to the Closing to (i) include any Inventory that is acquired by Seller between the Execution Date and the Closing Date; and (ii) exclude any Inventory that is disposed of by Sellers between the Execution Date and the Closing Date (the “Updated Schedule 2.1(d)”); provided, however, that Buyer may, by  notice to Seller before the Closing Date, elect not to acquire such items of Inventory as Buyer may specifically identify the Seller before the Closing Date;

e)           all rights in, under and to the Transferred Contracts;

f)           all Regulatory Documentation and Regulatory Approvals;

g)           the Manufacturing Instructions; and

h)           solely to the extent related to an Assumed Liability, (i) all claims (including claims for infringement or misappropriation of Intellectual Property Assets or rights related thereto included in the Acquired Assets); and (ii) all causes of action of Seller against any other Person, whether or not such claims and causes of action have been asserted, and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery of Seller (regardless of whether such rights are currently exercisable) directly arising out of, relating to or resulting from the Acquired Assets, the Assumed Liabilities or the Business; and

i)           all other assets and properties directly arising out of, relating to or resulting from the Business, of every nature whatsoever, tangible and intangible, and wherever located, such as any business records; customer lists; customer records and histories; customer invoices; lists of suppliers and vendors and all records relating thereto; list of sales agents; price lists; engineering drawings; clinical trial data and records; records with respect to production, engineering, and product development costs; advertising matter; catalogues; photographs; instruction manuals; sales literature and materials; purchasing materials; media materials; manufacturing and quality control records and procedures; research and development files; design history files; data and laboratory books and media materials and plates; and copies of all files relating to the Seller Intellectual Property Assets, including all applications, registrations, assignments, correspondence to and from the United States Patent and Trademark Office and any other foreign patent and trademark offices, dockets, workbooks, legal opinions, prior art searches, notes, memoranda and other related information.

2.2         Excluded Assets.  Notwithstanding anything to the contrary in this Agreement, Seller shall not sell, transfer or assign, and Buyer shall not purchase or otherwise acquire, any right, title or interest of Seller in any of the following assets (collectively, the “Excluded Assets”):

a)           rights of Seller arising under this Agreement or the Other Agreements or from the consummation of the transactions contemplated hereby or thereby;

b)           all accounts receivable and notes receivable and intercompany receivable balances that exist as of the Closing Date, including any value added Taxes or similar Taxes levied on such accounts receivable, any unpaid interest accrued on any such accounts receivable and any security or collateral related thereto, and any payments received with respect thereto before or after the Closing Date;

c)           all Cash and bank or other deposit accounts of Seller;

d)           the capital stock of Seller or any of its Affiliates;

e)           all books (including corporate minute books), documents, records (including stock records), files and Tax Returns of Seller and Seller’s Affiliates as may exist on the Closing Date (other than such books, records or files that are covered in Section 2.1 above), which include, without limitation, those which: (i) were prepared in connection with or relating to the transactions contemplated by this Agreement, including bids received from other Persons and analyses relating to the Acquired Assets, the Assumed Liabilities or the Products; or (ii) are maintained by Seller, its Affiliates and/or their representatives, agents or licensees in connection with their respective tax, legal, regulatory or reporting requirements;

f)           all Contracts of Seller or its Affiliates other than the Transferred Contracts;

g)           real property, buildings, structures and improvements thereon, whether owned or leased by Seller or Seller’s Affiliates, and all fixtures and fittings attached thereto, but not including any of the Tangible Assets or Transferred Contracts;

h)           any and all claims of Seller for prepaid Taxes or refunds of Taxes or rights to use tax attributes, all arising from or relating to any period (or a portion of any period) ending on or before the Closing;

i)           insurance policies and claims and refunds thereunder;

j)           all employee benefit plans and arrangements and the assets related thereto;

k)           all claims and causes of action, whether or not asserted, to the extent not exclusively or primarily related to an Assumed Liability or Acquired Asset; and

l)           the excluded assets set forth on Schedule 2.2.

In addition, Seller may retain copies of any Transferred Contracts, documents or records which: (x) relate to properties or activities of Seller, and (y) which are required to be retained pursuant to any legal requirement or are subject to the attorney-client privilege, for financial reporting purposes, for tax purposes, legal defense or prosecution purposes or otherwise; provided, however, that Seller shall comply with the provisions of Section 7.2 with respect to any such Contracts, documents or records.

2.3         Assumed Liabilities.  On the Closing Date, Buyer shall assume only the Liabilities of Seller specifically identified below in this Section 2.3 (the “Assumed Liabilities”), unless otherwise specifically excluded under Section 2.4:

a)           the Liabilities and obligations of Seller under the Transferred Contracts as and to the extent transferred to Buyer under Section 2.1(e), but only to the extent either: (i) such obligations (A) are to be performed after the Closing; (B) do not arise from or relate to any breach or default by Seller or any of its Affiliates of any provision of any of the Transferred Contracts or any event, circumstance or condition occurring or existing on or prior to the Closing that, with notice or lapse of time, would constitute or result in a breach or default thereof; and (C) do not arise from actions taken (or omitted from being taken) by Seller or any of its Affiliates on or prior to the Closing (or except to the extent that Buyer expressly agrees to assume from or reimburse Seller for such Liabilities prior to the Closing Date); or (ii) Buyer expressly agrees in writing to reimburse Seller for such Liabilities.

2.4         Excluded Liabilities.  Buyer shall not assume, nor shall Buyer become responsible for, any Liabilities of Seller or Seller’s Affiliates other than the Assumed Liabilities (collectively, the “Excluded Liabilities”), which Excluded Liabilities shall include, without limitation, the following Liabilities, all of which shall remain the Liabilities of Seller or Seller’s Affiliates:

a)           all Liabilities of Seller and Seller’s Affiliates arising under this Agreement, the Other Agreements or from the consummation of the transactions contemplated hereby or thereby;

b)           all Liabilities of Seller and Seller’s Affiliates arising under or related to the Transaction Written Consent or the Information Statement other than Liabilities related to information provided by Buyer about itself or its Affiliates;

c)           all accounts payable, including all intercompany payable balances, or any trade payables owing by Seller or Seller’s Affiliates;

d)           any Liabilities under Contracts of Seller or its Affiliates other than the Liabilities relating to Transferred Contracts that are assumed under Section 2.3(a);

e)           any Liability to any current or former employee or independent contractor (to the extent not a party to a Transferred Contract) of Seller or any of its Affiliates arising at any time, including without limitation for the payment of any and all wages or accrued and unused vacation time or for the reimbursement of any expenses incurred by such employees or contractors in connection with services provided to the Seller, and any Liabilities in connection with or arising from any termination by Seller of the employment of any employee or contractor;

f)           any Liability arising from or relating to any injury or damage to person or property allegedly caused or resulting from use of any Product prior to the Closing Date;

g)           any Liabilities of Seller arising from any breach or default by Seller of any contract, agreement or commitment of Seller;

h)           any Liability with respect to Taxes of Seller for any period;

i)           any Taxes attributable to the Acquired Assets and the Business arising from or relating to any period (or portion of any period) ending on or before the Closing;

j)           any Liabilities under or in connection with any Excluded Assets;

k)           any Liabilities arising out of or directly relating to ownership or operation of the Acquired Assets prior to the Closing; and

l)           all Liabilities of Seller or its Affiliates other than the Assumed Liabilities.

ARTICLE III
Purchase Price

3.1         Purchase Price.  In consideration of the sale by Seller to Buyer of the Acquired Assets, and in addition to the assumption of the Assumed Liabilities by Buyer, Buyer shall pay to Seller an amount equal to Fifteen Million (15,000,000) shares (the “Purchase Price” or the “Closing Shares”) of common stock of the Buyer (“Common Stock”).  At the Closing, Buyer shall deliver the Closing Shares to Seller.

3.2         Purchase Price Allocation.  Buyer and Seller shall mutually agree on an allocation schedule that allocates the Purchase Price among the Acquired Assets (the “Allocation Schedule”).  The Parties shall treat the transactions contemplated by this Agreement in all filings with Governmental Authorities for all Tax purposes (including consumption Taxes) consistently with the mutually agreed upon Allocation Schedule.

ARTICLE IV
Closing

4.1         Closing Date.  On the terms and subject to the conditions of this Agreement, the Closing shall take place at the offices of Buyer, which Closing shall be deemed to occur and have an effective date of November 15, 2009 (the “Closing Date”).

4.2         Further Assurances.

a)           To the extent that the consent or approval of any third party is required to transfer or assign any Acquired Asset, including any Transferred Contract, to Buyer as contemplated hereunder and, despite the commercially reasonable efforts of Seller, such consent or approval is not obtained prior to the Closing, Seller and Buyer shall mutually agree on a satisfactory arrangement to provide Buyer following the Closing the benefits of and under each such Acquired Asset, including any Transferred Contract.  Nothing herein shall be construed as an attempt to transfer any Acquired Asset for which the consent or approval of a third party is required unless and until such consent or approval shall be obtained.

b)           Seller, from time to time after the Closing, at the request of Buyer and without further consideration, shall execute and deliver further instruments of transfer and assignment and take such other action as a party may reasonably require, and cause its Affiliates to do the same, to transfer more effectively and assign to, and vest in, Buyer, the Acquired Assets and all rights thereto, and to implement fully the provisions of this Agreement, the Other Agreements and the transactions contemplated hereby and thereby.

Promptly after the Closing, Seller shall take all requisite steps to put Buyer in actual possession and operating control of the Acquired Assets.

4.3         Seller Shareholders; Transfer of Closing Shares.  Buyer and Seller acknowledge that after the Closing, Seller may transfer the Closing Shares to the persons and entities who are shareholders of Seller as listed on Schedule 4.3 and in proportion to the ownership interest stated therein (“Shareholders”) as a dividend, distribution or otherwise.  Buyer consents to such a transfer of Closing Shares and will cooperate to effect the transfer and issue certificates in the names of the Shareholders, provided that the Shareholders execute an investment representation letter in form attached hereto as Exhibit E and agree in such letter that the shares they may acquire will be subject to the provisions of this Agreement relating to the Closing Shares (the “Shareholder Representation Letter”).

ARTICLE V
Representations and Warranties of Seller

As a material inducement to Buyer to enter into this Agreement, subject to the exceptions and limitations set forth in this Article V and the matters set forth on a disclosure schedule delivered by Seller to Buyer dated as of the Execution Date (the “Disclosure Schedule”), Seller hereby represents and warrants to Buyer as follows:

5.1         Organization.  Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified to transact business as a corporation in such jurisdictions where the nature of the Business makes such qualification necessary, except as to jurisdictions where the failure to qualify would not reasonably be expected to have a Material Adverse Effect.  Seller has all requisite corporate power and authority to carry on its business (including the Business) as now being conducted.

5.2         Authority; Binding Agreements.

a)           The Board of Directors of Seller, at a meeting thereof duly called and held, has duly adopted resolutions by the requisite majority vote approving this Agreement, the Other Agreements and the transactions contemplated hereby and thereby determining that the terms and conditions of this Agreement, the Other Agreements and the transactions contemplated hereby and thereby are in the best interests of Seller and its stockholders, and recommending that Seller’s stockholders authorize the transactions contemplated by this Agreement and the Other Agreements.  The foregoing resolutions of the Board of Directors of Seller have not been modified, supplemented or rescinded and remain in full force and effect as of the Execution Date.

b)           No stockholder or other equityholder approval is required on behalf of Seller for the execution, delivery or performance of this Agreement, the Other Agreements or any of the transactions contemplated hereby or thereby, other than the affirmative vote of the holders of a majority of the outstanding shares of Seller’s common stock (the “Required Stockholder Vote”).  Subject to obtaining the Required Stockholder Vote, the execution and delivery by Seller of this Agreement and the Other Agreements to which it is or will become a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Seller.  Seller has all requisite corporate power and authority to enter into this Agreement and the Other Agreements to which it is or will become a party and, subject to obtaining the Required Stockholder Vote, to consummate the transactions contemplated hereby and thereby, and this Agreement and such Other Agreements have been, or upon execution and delivery thereof will be, duly executed and delivered by Seller.  This Agreement, the Other Agreements are, or upon execution and delivery by Seller thereof will be, the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except to the extent that enforceability is limited by bankruptcy, insolvency or similar laws affecting creditors’ rights and remedies by equitable principles.

c)           No Consent in respect of, or filing with, any Governmental Authority is required to be obtained or made by or with respect to Seller in connection with the execution, delivery and performance of this Agreement, the Other Agreements or the consummation of the transactions contemplated hereby and thereby.

d)           Except as otherwise set forth in the Disclosure Schedule, no Consent of any Person is required for Seller or Seller’s Affiliates to consummate the transactions contemplated by this Agreement or the Other Agreements.

5.3         Conflicts.  The execution, delivery and performance by Seller of this Agreement and the Other Agreements to which it is or will become a party and the consummation of the transactions contemplated hereby and thereby do not and will not: (a) conflict with or result in a breach of the articles of incorporation, bylaws or other organizational documents of Seller; (b) conflict with in any material respect, or result in any material violation or breach of, or constitute (with or without notice or lapse of time, or both) a material default (or give rise to a right of termination, cancellation, modification or acceleration of any material obligation or loss of any material benefit) under, require a consent or waiver under or require the payment of a penalty under, any material Contract or other instrument or obligation to which Seller is a party, or by which Seller or any of the Acquired Assets may be bound or affected, except as set forth in the Disclosure Schedule; (c) assuming the Required Stockholder Vote is obtained, conflict with or violate in any material respect any permit, concession, franchise, license or applicable Law with respect to Seller, the Business or any of the Acquired Assets; or (d) result in the creation or imposition of any Encumbrance upon any Acquired Asset.

5.4         Financial Statements.

a)           Seller has delivered to Buyer copies of its balance sheets as of October 31, 2009 (such balance sheets referred to as the “Balance Sheets” or “Seller Balance Sheet” and October 31, 2009 referred to as the “Balance Sheet Date”) and the related unaudited combined statements of operations and cash flows for the period October 31, 2009 (collectively, the “Financial Statements”).

b)           The books, records and accounts of Seller that related to the Acquired Assets (i) have been maintained in accordance with good business practices on a basis consistent with prior years, (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Seller and (iii) accurately and fairly reflect the basis for the Financial Statements.  Seller has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization, and (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements and (B) to maintain accountability for assets.

c)           All inventory of Seller included in the Acquired Assets and reflected in the Balance Sheet as of the Balance Sheet Date or thereafter acquired by Seller consists of items that are good and merchantable and of a quality and quantity presently usable and salable in the ordinary course of business, except to the extent of any allowance for obsolescence reflected in such Balance Sheet. All such inventory is valued at the lower of cost or market, with cost being determined by using the first-in, first-out method in accordance with generally accepted accounting principles, and in any case represents and will represent not less than the estimated net realizable value thereof.  Since the Balance Sheet Date there has not been any revaluation by Seller of any of its assets, including, without limitation, writing down the value of capitalized inventory other than in the ordinary course of business.

5.5         No Undisclosed Liabilities.  Except (a) as disclosed or reserved against in the Financial Statements, (b) for Liabilities incurred in the Ordinary Course between the date of the Seller Balance Sheet and the Execution Date; (c) Liabilities incurred in connection with this Agreement, the Other Agreements or the transactions contemplated hereby and thereby; (d) Liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (e) Liabilities disclosed in or arising directly and reasonably foreseeably out of matters set forth in the Schedules or that are the subject of representations or warranties herein, Seller and its Affiliates do not have any Liabilities relating to the Acquired Assets.

5.6         Absence of Certain Changes.  Except as disclosed in the Disclosure Schedule, between the date of the Seller Balance Sheet and the Execution Date, (a) Seller and its Affiliates have conducted their respective businesses only in the Ordinary Course; and (b) there has not been (i) a Material Adverse Effect or (ii) any other action or event that would have required the consent of Buyer under Section 7.5 of this Agreement had such action or event occurred after the Execution Date.

5.7         Title.

a)           Seller owns all of the Acquired Assets, and Seller has and will convey to Buyer hereunder, good, valid and marketable title (subject to the Permitted Encumbrances) to all of its personal property, tangible and intangible, included in the Acquired Assets to be transferred to Buyer at the Closing.  Except as set forth in the Disclosure Schedule, no financing statement or security agreement under the Uniform Commercial Code or any similar Law with respect to the Acquired Assets (including with respect to the Seller Intellectual Property Assets) to be transferred to Buyer at the Closing is active in any jurisdiction, and Seller has not signed any such active financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement or security agreement.

b)           Upon delivery of the Other Agreements, Buyer will receive good, valid and marketable title to all of the Acquired Assets to be transferred to Buyer at the Closing, free and clear of all Encumbrances other than the Permitted Encumbrances.

c)           The Acquired Assets are in all material respects all of the assets used or held for use in the Business as the same has been operated prior to the Execution Date and except as set forth in the Disclosure Schedule, the Acquired Assets constitute all of the assets necessary for Buyer to continue to operate the Business.  Except as set forth in the Disclosure Schedule the Tangible Assets to be transferred to Buyer at the Closing (i) are in good operating condition and repair (reasonable wear and tear excepted); (ii) have been and shall through such date be maintained in accordance with normal industry practice; and (iii) conform in all material respects with all applicable Laws.

d)           The Inventory consists of raw materials and supplies, manufactured and processed parts, work in progress and finished goods, all of which is of a quality and quantity saleable in the Ordinary Course, and none of which is obsolete or unsalable, subject only to the reserve for inventory write-down set forth on the financial statements presented in Subject Commission Filings, as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Seller.

5.8         Intellectual Property.

a)           The Disclosure Schedule contains a complete and accurate list of all issued patents and filed applications therefor within the definition of Patents that are owned, purported to be owned or licensed by Seller and used in the Business (“Seller Patents”), all registered marks or filed applications therefor and all material unregistered marks within the definition of Marks that are owned, purported to be owned or licensed by Seller and used in the Business (“Seller Marks”), and all registered copyrights and filed applications therefor and within the definition of Copyrights that are owned, purported to be owned or licensed by Seller and used in the Business, identifying (i) the owner of such Intellectual Property Assets and (ii) in the event that the owner is not Seller, identifying the agreement under which Seller is granted rights to the applicable Intellectual Property Asset.

b)           Except as set forth in the Disclosure Schedule

i)           Seller exclusively owns or has license rights to all Seller Intellectual Property Assets and/or Intellectual Property Assets that are the subject of a written license or other agreement under which Seller is granted rights by a third party with respect to the Business (such licenses or other agreements, the “Inbound Licenses” and such Intellectual Property Assets, the “Seller In-Licensed Intellectual Property Assets”), and all Seller Intellectual Property Assets and Seller In-Licensed Intellectual Property Assets are free and clear of all Encumbrances.

ii)          The Seller Intellectual Property Assets owned or purported to be owned by Seller have not been held by a court of competent jurisdiction to be invalid or unenforceable.  All Patents, Marks, and Copyrights, in each case, filed or registered (as applicable) or maintained by Seller and used in the Business and which have been issued by, or are registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world have been duly filed or registered (as applicable) and maintained, including through the submission of all necessary filings and fees in accordance with the legal and administrative requirements or the appropriate jurisdictions, and have not lapsed, expired or been abandoned.

iii)         All Seller Patents owned or purported to be owned by Seller have been prosecuted in good faith.  No Seller Patent is subject to any maintenance fees, taxes or filing deadlines falling due within ninety (90) days after the Closing Date.  In each case where a Seller Patent is held by Seller by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all other jurisdictions of registration.  No Seller Patent owned by or exclusively licensed to Seller has been or is now involved in any interference, reissue, re-examination or opposition proceeding.  To the Knowledge of Seller, there is no published patent application of any third party that is the subject of an interference with any Seller Patent.

iv)         There are no pending, or, to the Knowledge of Seller, threatened claims against Seller or any of its employees alleging (A) that the operation of the Business (including any activity by Seller in connection therewith) infringes on or violates the rights of others in or to any Intellectual Property Assets (“Third Party Intellectual Property Assets”) or constitutes a misappropriation of any Third Party Intellectual Property Asset or (B) that any of the Seller Intellectual Property Assets or Seller In-Licensed Intellectual Property Assets is invalid or unenforceable.

v)         To the Knowledge of Seller, neither the operation of the Business (including any activity by Seller in connection therewith) nor the manufacture, use and/or sale of any Product infringes on or violates any Third Party Intellectual Property Asset, or constitutes a misappropriation of any Third Party Intellectual Property Asset.

vi)        All former and current employees, consultants and contractors of Seller performing technical, scientific and/or creative activities relating to the Business have executed written instruments with Seller that assign to Seller all rights, title and interest in and to any and all (A) inventions, improvements, discoveries, writings or other works of authorship, and information relating to the Business and (B) Intellectual Property Assets relating thereto.

vii)       To the Knowledge of Seller, (A) there is no infringement or violation by any person or entity of any of the Seller Intellectual Property Assets or those Seller In-Licensed Intellectual Property Assets over which Seller has primary enforcement rights and (B) there is no misappropriation by any person or entity of any of the Seller Intellectual Property Assets or such Seller In-Licensed Intellectual Property Assets.

viii)      Seller has taken reasonable and customary security measures to protect the secrecy, confidentiality and value of all Trade Secrets owned, purported to be owned or used by Seller in the Business (the “Seller Trade Secrets”), including requiring each employee and consultant of Seller and any other person with access to Seller Trade Secrets to execute a binding confidentiality agreement, copies of which (or in substantially a form which) have been made available to Buyer and, to the Knowledge of Seller, there has not been any material breach by any party to any such confidentiality agreement.

All Inbound Licenses are listed in the Disclosure Schedule, other than licenses and agreements for commercial off-the-shelf computer software, and other standard form non-exclusive licenses with respect to Intellectual Property Assets available generally which licenses have a cost of less than $10,000 per year.  Except as set forth in the Disclosure Schedule: (i) all Inbound Licenses are in full force and effect; (ii) (A) neither Seller and, (B) to the Knowledge of Seller, none of the other parties to such Inbound Licenses is in material breach or default under any such Inbound License; and (iii) all such Inbound Licenses are assignable without the consent of the applicable licensor.  True and complete copies of all such Inbound Licenses, and any amendments thereto, have been made available to Buyer.  To the Knowledge of Seller, the licensors under each Inbound License have all requisite power and authority to grant the rights purported to be conferred thereby.

All licenses or other agreements under which Seller has granted rights to others in Seller Intellectual Property Assets or Seller In-Licensed Intellectual Property Assets (“Outbound Licenses”) are listed in the Disclosure Schedule.  Except as set forth thereon, (i) all Outbound Licenses are in full force and effect; (ii) (A) neither Seller and, (B) to the Knowledge of Seller, none of the other parties to such Outbound Licenses is in material breach or default under any such Outbound License; and (iii) all such Outbound Licenses are assignable without the consent of the applicable licensee.  True and complete copies of all such Outbound Licenses, and any amendments thereto, have been made available to Buyer.

5.9         Litigation.  Except as set forth in the Disclosure Schedule, there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the Knowledge of Seller, threatened against Seller or any of its Affiliates (a) relating to the Business or the Acquired Assets or affecting Seller’s or its Affiliates’ ability to sell or transfer the Acquired Assets or (b) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect.  There are no material judgments, orders or decrees outstanding against Seller or any of its Affiliates.

5.10       Contracts.  All Transferred Contracts are valid and are in full force and effect and constitute legal, valid and binding obligations of Seller and, to the Knowledge of Seller, the other parties thereto, and are enforceable against the other parties thereto in accordance with their respective terms.  Neither Seller nor Seller’s Affiliates, nor to the Knowledge of Seller, any other party to any Transferred Contract, is in material breach or default in complying with any provisions thereof, and no condition or event or facts exists which, with notice, lapse of time or both would constitute a material breach or default thereunder on the part of Seller, Seller’s Affiliates or, to the Knowledge of Seller, on the part of any other party thereto.

5.11       Employment Matters.

a)           No representative of Seller has made any representation, promise or guarantee, express or implied, to any of its employees regarding employment by Buyer.

b)           Buyer shall not have any Liabilities, obligations or responsibilities for or with respect to any employee benefit plans maintained or contributed by Seller, and Seller shall be solely responsible for all such Liabilities, obligations or responsibilities, including any related to any termination of any such plans.

c)           Seller has paid or will pay in full all expense reimbursement claims of all Hired Employees for periods prior to the Closing Date.

5.12       Regulatory Approvals.

a)           Seller is now and has heretofore been in compliance in all material respects with all federal, state, local and foreign healthcare laws, rules, regulations and orders, including:  (i) 42 U.S.C. § 1320a-7(b), commonly referred to as the “Federal Anti-Kickback Statute;” (ii) 31 U.S.C. §§ 3729-33, commonly referred to as the “False Claims Act” and (iii) all laws, rules and regulations of the FDA.  All marketed products of Seller have to the extent necessary been approved or cleared by the FDA or equivalent state or foreign regulatory authorities and continue to materially comply with all laws, rules, regulations and orders applicable to the Regulatory Approvals.  Seller is now and has heretofore been in material compliance with and each product in commercial distribution is designed, manufactured, prepared, assembled, packaged, labeled, stored, serviced and processed in material compliance with the applicable requirements of the Quality System Regulation set forth in 21 CFR Part 820.  All required notices, supplemental applications and annual or other reports, including adverse experience reports, reports of removals and corrections and 510(k)s for device modifications, required to be submitted by Seller or, to the Knowledge of Seller, its agents, with respect to each product have been filed with the FDA or equivalent state or foreign regulatory authorities, as appropriate.  Seller is and has heretofore been in material compliance with the written procedures, record-keeping and FDA reporting requirements for Medical Device Reporting set forth in 21 CFR Part 803.

b)           Except as set forth in the Disclosure Schedule, Seller has not received any regulatory or warning letter, or any written, or to the Knowledge of Seller, any oral safety alert, request for or communication regarding the mandatory or voluntary recall of any products, or notice or other communication from the FDA or any other domestic or foreign regulatory authority with jurisdiction over Seller and its products, regarding (i) the commencement or threatened commencement of any action, suit, proceeding, claim, arbitration or investigation to withdraw any Regulatory Approvals; (ii) the commencement or threatened commencement of any action, suit, proceeding, claim, arbitration or investigation to seize any products or enjoin production of the products at any facility; or (iii) any failure or alleged failure by Seller to materially comply with any applicable healthcare law, rule, regulation or order.  Except as set forth in the Disclosure Schedule, there are no written statements, citations, correspondence or decisions by any Governmental Authority stating that any Product is defective or unsafe or fails to meet any product warranty or any standards promulgated by any Government Authority, or is misbranded or adulterated or otherwise not in compliance with any applicable law, rule, regulation or order.  Except as set forth in the Disclosure Schedule, there is no (x) duty to recall any Product or duty to warn customers of a defect in any Product; or (y) latent or overt design, manufacturing or other defect in any Product.  There has not been any violation of law or regulation by Seller in its product development efforts, product manufacturing and marketing submissions or reports to any Regulatory Authority that could reasonably be expected to require investigation, corrective action or enforcement action.  Seller has not conducted and is not conducting a recall, removal or correction of any of the Products.  To the Knowledge of Seller, no facts exist that provide a reasonable basis for any new recall, removal or correction of any Product.  Seller has never been and is not now subject to FDA’s Applications Integrity Policy.

c)           Seller has not knowingly made any false statements on, or omissions from, any applications, approvals, reports or other submissions to any applicable Regulatory Authority, or in or from any other records and documentation prepared or maintained to comply with the requirements of any Regulatory Authority relating to Seller’s products.

d)           Seller has made available, and upon request will deliver, to Buyer a true and correct copy of each of the following with respect to the last three (3) calendar years and year-to-date 2009:  (i) a list of all products marketed by Seller or any predecessor thereto, and the numbers of the 510(k)s, Pre-Market Approval or other Regulatory Approval for each such product; (ii) all justifications by Seller or any predecessor thereto for not filing a 510(k) for a change or modification to a marketed device; (iii) all premarket notification submissions (510k) and all substantially equivalent or not substantially equivalent letters received by Seller or any predecessor thereto; (iv) all correspondence, meeting notes or minutes, or related documents concerning material communications between the FDA and Seller or any predecessor thereto as they relate to 510(k) submissions, including requests for additional information and responses thereto, and compliance matters; (v) all management review reports of Seller; (vi) all documents in response to actual or proposed FDA regulatory action(s), including all documents showing corrective actions undertaken by Seller or any predecessor thereto in response to FDA regulatory action(s); (vii) all FDA reports of inspection (Establishment Inspection Reports and Form FDA 483s) and FDA inspection reports of Seller evaluating compliance with Good Manufacturing Practices (“GMP”) or analogous procedures from other Regulatory Authorities, including foreign regulatory authorities; (viii)  all written reports of GMP audits of Seller or any predecessor thereto and their suppliers in Seller’s possession or control; (ix) all information and documents pertaining to the Products required under FDA’s regulations pertaining to complaints, medical device reports, and removals and corrections, including complaint files, corrective and preventive actions, adverse event files, all Medical Device Reports filed by Seller or any predecessor thereto, and correction and removal records and reports; (x) for the Products, design history files, including design and development planning, design input and output, design review, design verification and validation, including software validation and risk analysis where appropriate, design transfer and design changes; and (xi) all documents and communications in Seller’s possession (including written correspondence, telephone notes, memoranda, meeting notes, or minutes reflecting oral communications, between Seller or any predecessor thereto and the FDA or any other Regulatory Authority), that pertain to any recall of any of the Products, including health hazard evaluations, recall strategies, public warnings, customer communications, effectiveness checks, status reports and termination letters. Seller has made available, and prior to the Closing Date will deliver, to Buyer a true and correct copy of all product labeling and advertising currently in use, including that posted on Seller’s website and in Seller’s user’s manuals.

5.13       Compliance With Laws.  Seller and each of its Affiliates is in compliance with all applicable Laws with respect to the conduct of its business as it relates to the Business and the Acquired Assets as currently conducted, and the ownership or operation of the Acquired Assets.

5.14       Warranty Matters. Except as disclosed in the Disclosure Schedule, there are no existing or, to the Knowledge of Seller, threatened product liability, warranty, failure to adequately warn or any other similar claims against Seller primarily relating to the Products that are inconsistent with the amounts generally shown for warranty liability reserve in the Financial Statements.

5.15       Customers, Distributors and Suppliers.  The Disclosure Schedule sets forth a true and complete list of all customers or distributors of Seller who accounted for Fifty Thousand Dollars ($50,000) or more of the sales of the Products in any one of the last three (3) years (collectively, the “Customers and Distributors”).  The Disclosure Schedule also sets forth a true and complete list of all third-party suppliers to Seller primarily with respect to the Products to whom in any one of the last three (3) years Seller made payments aggregating Fifty Thousand Dollars ($50,000) or more (the “Suppliers”).  To the Knowledge of Seller, except as set forth in the Disclosure Schedule, no Customer and Distributor or Supplier has canceled or otherwise terminated, or stated to Seller its intention to cancel or terminate, its relationship with Seller.

5.16       Taxes.

a)           Seller has timely filed all Tax Returns required to be filed by it with any Governmental Authority.

b)           Seller has timely paid all Taxes (including all sales and use taxes) that are required to be paid by it, including any Taxes the non-payment of which would result in an Encumbrance on any Acquired Asset, would otherwise adversely affect the Acquired Assets or would result in Buyer becoming liable or responsible therefor.

5.17       Environmental Liabilities.  To Buyer’s Knowledge, Buyer has complied in all respects with all environmental, hazardous waste, and health and safety laws relating to the Acquired Assets and the Business.  No action or proceeding or nay kind if pending or, to Seller’s Knowledge, threatened by any Governmental Authority of third party arising out of relating to any environmental, hazardous waste, or health and safety Law or matter.

5.18       Brokers, Etc.  No broker, investment banker, agent, finder or other intermediary acting on behalf of Seller or under the authority of Seller is or shall be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated hereby.

5.19       Required Consents for Transferred Contracts.  The Disclosure Schedule sets forth each Transferred Contract that requires a consent or other action by any Person as a result of the execution, delivery and performance of this Agreement or the Other Agreements or consummation of the transactions contemplated hereby or thereby.

5.20       Investment Representations.  Seller hereby represents and warrants to Buyer that:

a)           The Closing Shares will be acquired by the Seller for investment and not with a view to the sale or other distribution thereof within the meaning of the Securities Act, and the Seller has no present intention of selling or otherwise disposing of all or any portion of the Closing Shares.

b)           The Seller is an “accredited investor” as defined under the Securities Act.

c)           The Seller has acquired the Closing Shares for the Seller’s own account and no one else has any beneficial ownership in the Closing Shares.

d)           The Seller has had access to all information regarding the Buyer, its present and prospective business, assets, liabilities and financial condition that the Seller considers important to making the decision to invest in the Closing Shares, and (iii) has had ample opportunity to ask questions of and receive answers from the Buyer’s representatives concerning this investment and to obtain any and all documents requested in order to supplement or verify any of the information supplied.

e)           The Seller is capable of evaluating the merits and risks of an investment in the Closing Shares and is financially capable of bearing a total loss of this investment.

f)           The Seller hereby acknowledges to the Buyer that:

i)           The Buyer cannot assure the Seller that any exemption from the registration requirement will be available should the Seller desire to transfer the Closing Shares, and, therefore, the Seller may not be able to dispose of or otherwise transfer the Closing Shares, under the circumstances or at the time proposed by the Seller.

ii)         Rule 144 promulgated under the Securities Act, which provides for certain limited, routine sales of unregistered securities, is not presently available with respect to the Closing Shares, and the Company is under no obligation to furnish the information that might be necessary to enable the Seller to sell any portion of the Closing Shares under Rule 144.

iii)        Only the Buyer may file a registration statement with the SEC, and the Buyer (A) is under no obligation to do so with respect to the Closing Shares and (B) does not have any obligation to file any other disclosure statement with the SEC with respect thereto.

iv)        To the Seller’s Knowledge, the Buyer did not accomplish the offer and sale of the Closing Shares by the publication of any advertisement.

v)         The Seller recognizes that the investment in the Closing Shares involves special and substantial risks.  The Seller recognizes (A) the highly speculative nature of the investment, (B) the financial hazards involved, (C) the lack of liquidity of the Closing Shares and the restrictions upon transferability thereof, (D) the qualifications and backgrounds of the principals of the Buyer, and (E) the tax consequences of investment in the Closing Shares, among other matters.

ARTICLE VI
Representations and Warranties of Buyer

As a material inducement to Seller to enter into this Agreement, subject to the exceptions and limitations set forth in this Article VI and the matters set forth on the disclosure schedule delivered by Buyer to Seller (the “Buyer Schedules”), Buyer hereby represents and warrants to Seller as follows:

6.1         Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified to transact business as a corporation in such jurisdictions where the nature of its business makes such qualification necessary, except as to jurisdictions where the failure to qualify would not reasonably be expected to have a material adverse effect on its business, assets, financial condition, results of operations or prospects of its business.  Buyer has all requisite corporate power and authority to carry on its business as now being conducted.

6.2         Due Authorization.

a)           The Board of Directors of Buyer duly adopted resolutions by the requisite vote approving this Agreement, the Other Agreements and the transactions contemplated hereby and thereby.  Buyer has all requisite corporate power and authority to enter into this Agreement and the Other Agreements to which it is or will become a party and to consummate the transactions contemplated hereby and thereby, and this Agreement and such Other Agreements have been, or upon execution and delivery thereof will be, duly executed and delivered by Buyer.  This Agreement or the Other Agreements to which Buyer is or will become a party are, or upon execution and delivery by Buyer thereof will be, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except to the extent that enforceability is limited by bankruptcy, insolvency or similar laws affecting creditors’ rights and remedies by equitable principles.

b)           No Consent in respect of, or filing with, any Governmental Authority is required to be obtained or made by or with respect to Buyer in connection with the execution, delivery and performance of this Agreement, the Other Agreements or the consummation of the transactions contemplated hereby or thereby, other than (i) those that may be required solely by reason of Buyer’s (as opposed to any other third party’s) participation in the transactions contemplated by this Agreement and the Other Agreements or (ii) pursuant to applicable securities Laws.

c)           Except as otherwise set forth in this Section 6.2, no Consent of any Person is required for Buyer or, if applicable, its Affiliates to consummate the transactions contemplated hereby.

6.3         Conflicts.  The execution, delivery and performance by Buyer of this Agreement and the Other Agreements to which it is or will become a party and the consummation of the transactions contemplated hereby and thereby do not and will not: (a) conflict with or result in a breach of the articles of incorporation, bylaws or other constitutive or organizational documents of Buyer; or (b) conflict with or violate in any material respect any permit, concession, franchise, license or applicable Law with respect to Buyer or Buyer’s properties or assets; which, in the case of (a) or (b) above, would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated herein or in the Other Agreements.

6.4         Litigation.  There is no action, suit, proceeding, claim, arbitration or investigation pending or, to Buyer’s knowledge, threatened against Buyer or any of its Affiliates (a) relating to or affecting Buyer’s or, if applicable, Buyer’s Affiliates’ ability to purchase the Acquired Assets or assume the Assumed Liabilities or (b) that, individually or in the aggregate, is reasonably likely to have a material adverse effect on Buyer and its Affiliates.

6.5         Brokers, Etc. No broker, investment banker, agent, finder or other intermediary acting on behalf of Buyer or Buyer’s Affiliates is or shall be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated hereby.

6.6         Commission Filings.  To the Knowledge of Buyer, the filings made by Buyer with the Securities and Exchange Commission since January 1, 2009, complied as to form in all material respects with the requirements of the Exchange Act and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

6.7         Compliance with Laws.  To the Knowledge of Buyer, Buyer and each of its Affiliates is in compliance with all applicable Laws with respect to the conduct of its business as currently conducted, and the ownership or operation of its properties or assets, except where the failures to comply or violations, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Buyer and its Affiliates.

ARTICLE VII
Additional Agreements

7.1         Obligation to Consummate Transaction.  Each of the Parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to the extent permissible under applicable Law, to consummate and make effective the transactions contemplated by this Agreement and the Other Agreements as expeditiously as practicable, to ensure that the conditions set forth in Article VIII are satisfied and to hold the Closing on or before November 15, 2009, insofar as such matters are within the control of such Party.

7.2         Confidentiality.  The Parties hereby agree that any information exchanged between the Parties hereto pursuant to or in connection with this Agreement, the Other Agreements or the transactions contemplated hereby or thereby shall be held subject to and in accordance with the confidentiality, non-disclosure and non-use obligations set forth in this Agreement.

a)           Confidential Information.  For purposes of this Agreement, "Confidential Information" will mean any information or material which is proprietary to the Parties or designated as Confidential Information by the Parties and not generally known other than by the Parties.  Confidential Information also includes any information which the Parties obtain from any third party which the Parties treat as proprietary or designate as Confidential Information, whether or not owned by the Parties.  "Confidential Information" does not include the following: (i) information which is known by the Parties which is not subject to any other non-disclosure agreement between the Parties;  (ii) information which is now, or which hereafter becomes, generally known to the industry through no fault of either Party, or which is later published or generally disclosed to the public by a Party; or (iii) information which is otherwise lawfully and independently developed by a Party, or lawfully acquired from a third party without any obligation of confidentiality.

b)           No Disclosure; No Use.  The Parties agree to hold in confidence and not to disclose or reveal to any person or entity any Confidential Information disclosed hereunder without the clear and express prior written consent of a duly authorized representative of the other Party.  The Parties further agree not to use or disclose any of the Confidential Information for any purpose at any time, other than for the limited purpose(s) of this confidence.  In the event that one of the Parties is directed to disclose any portion of any Confidential Information or any other materials proprietary to the other Party in conjunction with a judicial proceeding or arbitration, the disclosing Party will immediately notify the non-disclosing Party both orally and in writing. The Parties represent and warrant that they will not use in the course of its performance hereunder, and will not disclose to each other, any confidential information of any third party (including competitors) unless they are expressly authorized in writing by such third party to do so.

7.3         Access to Information.

a)           From the Execution Date to the Closing Date, Seller shall afford to Buyer and its accountants, counsel and other authorized representatives reasonable access, at Buyer’s sole expense, upon reasonable prior notice during normal business hours, to the properties, books and records related to the Acquired Assets; provided, however, that such access does not unreasonably disrupt the normal operations of Seller.

b)           After the Closing Date, each Party shall grant to the other Party such access to financial records and other information in its possession related to the Acquired Assets with respect to the period before the Closing Date and shall provide such cooperation and assistance as shall be reasonably required to enable such Party to complete its legal, regulatory, stock exchange and financial reporting requirements and for any other reasonable business purpose, including in respect of litigation and insurance matters; provided, however, that such access does not unreasonably disrupt the normal operations of the applicable Party.

7.4         Transaction Written Consent; Preparation of Information Statement. As soon as practicable following the Execution Date, Seller shall obtain any Required Stockholder Vote by means of legally effective action by written consent of shareholders or a special meeting of shareholders of Sellers, approving this Agreement and the execution, delivery and consummation of the transactions contemplated under this Agreement and the Other Agreements (the “Transaction Written Consent”).

7.5         Interim Operations.  Seller agrees that after the Execution Date and prior to the Closing Date (unless Buyer shall otherwise approve in writing) and except as required by applicable Law, Seller shall use its commercially reasonable efforts to (i) maintain in effect all foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations; and (ii) continue to provide customer support and service to its customers in the Ordinary Course.  Without limiting the generality of the foregoing and in furtherance thereof, from the Execution Date until the Closing, except (A) as otherwise expressly contemplated by this Agreement; (B) as Buyer may consent in writing (which consent shall not be unreasonably withheld or delayed; provided that Buyer shall be required to respond to Seller within two (2) Business Days after receipt of written notice requesting approval from Seller with respect to any such action, and if Buyer does not respond within such time period, such lack of response shall be deemed to constitute written approval of Buyer with respect to any such action); (C) as is required by applicable Law or Governmental Authorities; or (D) as set forth in Schedule 7.5, Seller will not:

a)           adopt or propose any amendment or change in its certificate of incorporation or bylaws or other applicable governing instruments;

b)           merge or consolidate with any other Person, or restructure, reorganize or completely or partially liquidate;

c)           sell, lease or otherwise transfer, or create or incur any Encumbrance other than a Permitted Encumbrance on, any Acquired Assets;

d)           modify in any respect any of the Transferred Contracts or waive any failure to comply with any provision thereunder by any of the other parties thereto;

e)           enter into any agreement or arrangement that is material to the Acquired Assets, or that materially increases Seller’s actual or contingent liabilities and obligations beyond cash available to satisfy them;

f)           fail to maintain the Tangible Assets in the Ordinary Course;

g)           take (or omit to take) any action that adversely affects, or could reasonably be expected to adversely affect, any rights of Seller to the Seller Intellectual Property Assets, or abandon or permit to lapse any rights of Seller to the Seller Intellectual Property Assets;

h)          settle, or offer or propose to settle (i) any litigation, investigation, arbitration, proceeding or other claim involving or against Seller or (ii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby or by the Other Agreements, in either case with any result which adversely affects the Business or Acquired Assets;

i)           sell or offer to sell any Products on terms that are not consistent with Seller’s Ordinary Course or at any price that is less than such Product’s list price, subject to discounts consistent with the Ordinary Course;

j)           take any action that would make any representation or warranty of Seller hereunder, or omit to take any action necessary to prevent any representation or warranty of Seller hereunder from being, inaccurate in any respect at, or as of any time before, the Closing Date; or

k)           agree or commit to do any of the foregoing.

7.6         No Solicitation.

a)           Other than as may be expressly permitted herein, Seller will not, and will not permit any of its subsidiaries or any of the directors, officers, employees, advisors, representatives or agents of Seller or any of its subsidiaries (collectively, the “Representatives”) to, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any amount of the assets of Seller or any of its subsidiaries or any capital stock of Seller or any of its subsidiaries other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any person or entity, any information concerning the business, operations, properties or assets of Seller or its subsidiaries in connection with an Acquisition Transaction or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing.

b)           Following the Execution Date, Seller shall, and shall cause its subsidiaries’ and their Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any persons or entities (other than Buyer) conducted heretofore with respect to any of the foregoing.  Seller agrees not to (and to cause its Subsidiaries not to) release any third party from the confidentiality provisions of any agreement to which Seller or any of its subsidiaries is a party.

7.7         Certain Tax Matters.

a)           Seller shall be responsible for, and shall defend, indemnify and hold Buyer harmless against and in respect of, any and all transfer, sales, use and similar Taxes, levies, charges and fees incurred, or that may be payable, in connection with the sale, transfer and delivery of the Acquired Assets contemplated by this Agreement (collectively, “Transfer Taxes”).  Notwithstanding the foregoing, each Party shall be responsible for its own income, capital gain or other similar Taxes due in connection with the transactions contemplated by this Agreement.  Seller is and shall remain solely responsible for all Tax matters arising from or relating to the Acquired Assets or the Business on or before the Closing Date.  Seller shall indemnify and hold harmless Buyer from any liability for, or arising out of or based upon, or relating to any Tax matter arising from the Acquired Assets or the Business on or before the Closing Date.

b)           Buyer and Seller shall cooperate to avoid any Transfer Taxes that might be imposed to the extent permitted by applicable Law (such as, for example and not by way of limitation, Buyer providing Seller with a copy of Buyer’s resale certificate, or such other instruments as will relieve Buyer or Seller from liability for any Transfer Tax).

c)           Seller and Buyer shall provide each other with such assistance as may reasonably be requested by either Party in connection with the preparation of any Tax Return, application for exemption or refund, audit or other examination by any Governmental Authority or action, suit, proceeding, claim, arbitration or investigation relating to Liability for Taxes in connection with the Acquired Assets.

7.8         Public Announcements.  Promptly following the execution of this Agreement, Buyer and Seller may issue a press release in a form reasonably agreed to by the other with respect to the transactions contemplated hereby.  Subject to the foregoing and except for any filings required to be made with the Commission, none of the Parties shall issue or permit any of their respective Affiliates to issue any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other Parties, such consent not to be unreasonably withheld, delayed or conditioned, except as may be required by applicable Laws (in which case the Party required to make the release or statement shall allow the other Parties reasonable time to comment on such release or statement in advance of such issuance to the extent permitted by applicable Laws).

7.9         Use of Intellectual Property.

a)           Promptly after the Closing Date, Seller shall (a) cease using the Seller Marks, and (b) remove the Seller Marks from all assets of the Seller (including all Excluded Assets).

b)           From and after the Closing Date, none of Seller or any of its Affiliates shall use any of the Seller Intellectual Property Assets.

7.10       Bulk Sales.  The Parties hereby waive compliance with any Uniform Commercial Code bulk sales or comparable statutory provisions of each applicable jurisdiction.  Seller shall discharge and satisfy all Liabilities owed to its trade creditors after the Closing.

ARTICLE VIII
Conditions to Closing

8.1         Conditions to Obligations of Buyer and Seller.  The obligations of Buyer and Seller to complete the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions:

a)           The Required Stockholder Vote shall have been obtained;

b)           No applicable Law or order shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits the consummation of all or any part of the transactions contemplated by this Agreement or the Other Agreements, and no action, suit, proceeding, claim, arbitration or investigation shall be pending or threatened by any Governmental Authority or other Person seeking any such order or decree or seeking to recover any damages or obtain other relief as a result of the consummation of such transactions;

c)           All required notifications and filings with any Governmental Authority shall have been made and any waiting periods shall have expired or been waived or terminated; and

8.2         Conditions to Obligations of Buyer.  The obligation of Buyer to complete the transactions contemplated by this Agreement is subject to the satisfaction or waiver by Buyer at or prior to the Closing of the following additional conditions:

a)           The representations and warranties of Seller contained herein (disregarding any materiality or Material Adverse Effect qualifications or dollar amount thresholds contained therein) shall be true and correct in all respects as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), and except, individually or in the aggregate, as any breach of any representation or warranty has not had and would not reasonably be expected to have a Material Adverse Effect.

b)           Seller shall have performed and complied in all material respects with all covenants, agreements and obligations required to be performed or complied with on or prior to the Closing Date.  As of the Closing Date, there shall have not occurred and be continuing any event, development or state of circumstances that individually or in the aggregate has had or could reasonably be expected to result in a Material Adverse Effect.

c)           Buyer shall have received the documents and other agreements and instruments pursuant to Section 8.4(a), and such other documents, agreements and instruments as it may reasonably request in connection with the consummation of the transactions contemplated hereby.

d)           All consents and approvals by Persons to the assignment of the Transferred Contracts set forth on Schedule 5.20 shall have been received, all on terms and conditions materially not less favorable to Seller than those in existence as of the Execution Date.

e)           Buyer shall have received an Updated Schedule 2.1(d), which shall be in form and substance reasonably satisfactory to Buyer.

f)           If Seller so requests a reasonable time before the Closing Date, Buyer shall have received a certificate of good standing in respect of Seller certified by the Secretary of State of the State of Nevada, dated as of a reasonably recent date prior to the Closing Date.

g)           Buyer shall have received the documents and other agreements and instruments pursuant to Section 8.4(b), and such other documents, agreements and instruments as it may reasonably request in connection with the consummation of the transactions contemplated hereby.

8.3         Conditions to Obligations of Seller.  The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver by Seller at or prior to the Closing of the following additional conditions:

a)           The representations and warranties of Buyer contained herein that are qualified by materiality or subject to thresholds shall be true and correct in all respects, and the representations and warranties of Buyer contained herein that are not so qualified shall be true and correct in all material respects, each as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date).

b)           Buyer shall have performed and complied in all material respects with all covenants, agreements and obligations required to be performed or complied with on or prior to the Closing Date.

c)           If Buyer so requests a reasonable time before the Closing Date, Buyer shall have received a certificate of good standing in respect of Seller certified by the Secretary of State of the State of Nevada, dated as of a reasonably recent date to the Closing Date.

d)           Seller shall have received the documents and other agreements and instruments pursuant to Section 8.4(b), and such other documents, agreements and instruments as it may reasonably request in connection with the consummation of the transactions contemplated hereby.

8.4         Closing Deliverables.

a)           Seller Closing Deliverables.  At the Closing, Seller shall have delivered or caused to be delivered to Buyer:

i)          a duly executed counterpart of the Assignment and Assumption Agreement;

ii)         a duly executed counterpart of the Assignment of Contracts;

iii)        a duly executed counterpart of the Bill of Sale;

iv)        a duly executed counterpart of the Patent Assignment;

v)         duly executed Shareholder Representation Letters by the shareholders of Seller;

vi)        a duly executed Transaction Written Consent or other evidence reasonably satisfactory to Buyer evidencing the Required Stockholder Vote; and

vii)       such other instruments as Buyer may reasonably request in order to carry out the transactions contemplated by this Agreement.

b)          Buyer Closing Deliverables.  Buyer shall have delivered or caused to be delivered to Seller:

i)           Delivery of a duly executed stock certificate for the Closing Shares.

ii)         a duly executed counterpart of the Assignment and Assumption Agreement;

iii)        a duly executed counterpart of the Assignment of Contracts;

iv)        a duly executed counterpart of the Bill of Sale;

v)         a duly executed counterpart of the Patent Assignment; and

vi)        such other instruments as Seller may reasonably request in order to carry out the transactions contemplated by this Agreement.

ARTICLE IX
Termination

9.1         Termination.  This Agreement may be terminated at any time prior to the Closing:

a)           by mutual written agreement of Buyer and Seller;

b)          by Notice of Termination delivered by either Party to the other Party, if (i) the Closing shall not have occurred prior to December 31, 2009 (the “Termination Date”) (other than due to a breach of any representation or warranty hereunder of the Party seeking to terminate this Agreement or as a result of the failure on the part of such Party to comply with or perform any of its covenants, agreements or obligations under this Agreement) or (ii) there shall be in effect any applicable Law that prohibits the Closing or if the Closing would violate any non-appealable order;

c)           by Notice of Termination delivered by Buyer to Seller, if any of the conditions set forth in Section 8.1 or Section 8.2 shall have become incapable of fulfillment on or prior to the Termination Date and such condition or conditions shall not have been waived by Buyer;

d)           by Notice of Termination delivered by Seller to Buyer, if any of the conditions set forth in Section 8.1 or Section 8.3 shall have become incapable of fulfillment on or prior to the Termination Date and such condition or conditions shall not have been waived by Seller;

e)           by Notice of Termination delivered by Buyer to Seller, if the Required Stockholder Vote shall not have been obtained within three (3) days following the Execution Date;

f)           by Notice of Termination delivered by Seller to Buyer, if Seller is not then in material breach of any term of this Agreement, upon a material breach of any representation, warranty or covenant of Buyer contained in this Agreement; provided that such breach is not capable of being cured or has not been cured within thirty (30) days after the giving of written notice thereof by Seller to Buyer; or

g)           by Notice of Termination delivered by Buyer to Seller, if Buyer is not then in material breach of any term of this Agreement, upon a material breach of any representation, warranty or covenant of Seller contained in this Agreement; provided that such breach is not capable of being cured or has not been cured within thirty (30) days after the giving of written notice thereof by Buyer to Seller.

9.2         Procedure of Termination.  Termination of this Agreement by either Party shall be by delivery of a written notice to the other Party (a “Notice of Termination”).  A Notice of Termination shall state the termination provision in this Agreement that such terminating Party is claiming provides a basis for termination of this Agreement.  Termination of this Agreement pursuant to the provisions of Section 9.1 shall be effective upon and as of the date of delivery of a Notice of Termination as determined pursuant to Section 11.13.

ARTICLE X
Indemnification and Survival

10.1       Indemnification by Seller.

a)           Seller’s Indemnity.  Subject to the limitations and procedures set forth in this Article X, Seller agrees to indemnify and hold harmless Buyer and its Affiliates and their respective officers, directors and employees (each, a “Buyer Indemnified Party”) at all times against and in respect of all losses, damages, Liabilities, costs and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) which any Buyer Indemnified Party may suffer or incur to the extent arising out of, related to or resulting from (i) any breach of any of the representations, warranties, covenants and agreements of Seller set forth in this Agreement; (ii) any Excluded Liability; (iii) any Permitted Encumbrance; or (iv) the manufacture, marketing or sale of Products, or other operation of the Business by Seller prior the Closing Date.

10.2       Indemnification by Buyer.

a)           Buyer’s Indemnity.  Subject to the limitations and procedures set forth in this Article X, Buyer agrees to indemnify and hold harmless Seller and Seller’s Affiliates and their respective officers, directors and employees (each, a “Seller Indemnified Party”) at all times against and in respect of all Losses which any Seller Indemnified Party may suffer or incur to the extent arising out of, related to or resulting from (i) any breach of any of the representations, warranties, covenants and agreements of Buyer set forth in this Agreement; (ii) any Assumed Liability; or (iii) the manufacture, marketing or sale of Products, by Buyer from and after the Closing Date.

10.3       Survival.  The representations and warranties of the Parties contained herein shall survive until twenty four (24) months following the Closing Date at which time they shall expire except with respect to claims previously made in writing with respect to breaches of such representations and warranties.  Except in cases of fraud or willful misconduct, no claim may be made against Seller under Section 10.1, whether for indemnification in respect thereof or otherwise, unless written notice of such claim, in reasonable detail as to the basis for and facts supporting such claim, is given to Seller prior to twenty four (24) months following the Closing Date.  Except in cases of fraud or willful misconduct, no claim may be made against Buyer under Section 10.2, whether for indemnification in respect thereof or otherwise, unless written notice of such claim, in reasonable detail as to the basis for and facts supporting such claim, is given to Seller prior to twenty four (24) months following the Closing Date.  The covenants of the Parties set forth herein shall survive in perpetuity except to the extent otherwise stated herein.

ARTICLE XI
Miscellaneous

11.1       Assignment.  This Agreement may not be assigned or otherwise transferred by either Party without the written consent of the other Party which shall not be unreasonably withheld or delayed.  Any purported assignment in violation of the preceding sentence shall be void.  Notwithstanding the foregoing, Buyer may assign this Agreement and its rights and benefits hereunder and may delegate its duties hereunder to an Affiliate or to any Person which acquires all or substantially all of the business of Buyer; provided, however, that Buyer shall remain primarily liable for its obligations hereunder.

11.2       Expenses.  Whether or not the transactions contemplated hereby are consummated, and except as otherwise specified herein, each Party shall bear its own costs and expenses in connection with this Agreement and with respect to the transactions contemplated by this Agreement.

11.3       Severability.  Each of the provisions contained in this Agreement shall be severable, and the unenforceability of one shall not affect the enforceability of any others or of the remainder of this Agreement.

11.4       Entire Agreement.  This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by all of the Parties hereto.  This Agreement and the Other Agreements contain the entire agreement of the Parties hereto with respect to the transactions covered hereby, superseding all negotiations, prior discussions and preliminary agreements made prior to the Execution Date.

11.5       Waiver.  The failure of any Party to enforce any condition or part of this Agreement at any time shall not be construed as a waiver of that condition or part, nor shall it forfeit any rights to future enforcement thereof.

11.6       Governing Law.  All question concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to its conflicts of laws principles.

11.7       Venue.  The Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the State of Nevada for any action, suit, proceeding, claim, arbitration or investigation (other than appeals therefrom) instituted by either Party, in each case arising out of or relating to this Agreement or the Other Agreements or otherwise in connection with the transactions contemplated hereby and thereby, and agree not to commence any action, suit, proceeding, claim, arbitration or investigation (other than appeals therefrom) related thereto except in such courts.  The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit, proceeding, claim, arbitration or investigation (other than appeals therefrom) arising out of or relating to this Agreement or the Other Agreements or otherwise in connection with the transactions contemplated hereby and thereby in such courts, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit, proceeding, claim, arbitration or investigation brought in any such court has been brought in an inconvenient forum.  Each Party hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth below shall be effective service of process for any action, suit, proceeding, claim, arbitration or investigation brought against it under this Agreement or the Other Agreements in any such court.

11.8       Headings.  The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

11.9       Counterparts.  The Parties may execute this Agreement in one or more counterparts, and each fully executed counterpart shall be deemed an original.

11.10     Parties in Interest.  Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties and their respective successors and assigns any rights or remedies under or by virtue of this Agreement.

11.11     Schedules.  The Schedules and Buyer Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.  Disclosure of any fact or item in any Schedule or Buyer Schedule hereto referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement; provided that it is reasonably apparent that such fact or item relates to such other Section.

11.12     Notices.  All communications, notices and consents provided for herein shall be in writing and be given in person or by means of telex, facsimile or other means of wire transmission (with request for assurance of receipt in a manner typical with respect to communications of that type), by overnight courier or by mail, and shall become effective: (a) on delivery if given in person; (b) one Business Day after the date of transmission if sent by telex, facsimile or other means of wire transmission, with written confirmation of successful transmission; (c) one (1) Business Day after delivery to the overnight service; or (d) four (4) Business Days after being deposited in the United States mails, with proper postage and documentation, for first-class registered or certified mail, prepaid.

Notices shall be addressed as follows:

If to Buyer, to:
UV Flu Technologies, Inc. 1694 Falmouth Rd. Suite 147 Centerville, MA 02632-2933 Attention: President

with copies (which shall not constitute notice) to:
Weintraub Genshlea Chediak 400 Capitol Mall, 11th Floor Sacramento, CA 95814 Facsimile: (916) 446-1611 Attention: Mark C. Lee, Esq.

If to Seller, to:
AmAirPure, Inc. 104 Swallow Hill Drive Barnstable, MA 02630 Attention: President

provided, however, that if either Party shall have designated a different address by notice to the other Party, then to the last address so designated.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Asset Purchase Agreement to be executed by their respective duly authorized officers as of the date first above written.

“BUYER”

UV FLU TECHNOLOGIES, INC.

By:
Name: John J. Lennon
Title: President

“SELLER”

AMAIRPURE, INC.

By:
Name:
Title:

Schedule 2.1

List of Acquired Assets

Inventory			Machines
RX 400			Complete with failed cartridges
	Inventory of working machines
	Warehouse	280
	My House	1
		281	281
	Inventory of machines without cartridges
	Warehouse	0
	My House	3
		3	3

Total RX 400		316

Lamps		1100

Cartridges
RX 470	Inventory cartridges
	Warehouse	300
	My House	1
		301	301

Total RX 470		304

Tooling
	Less accumulated amortization

Fixed Assets		Original cost

Net Book Value
Office equipment		350
Computer, printer/fax		1500
Conference table		629
Furniture, Cape Office		1628
Dasibi Ozone Machine with upgrade		9593

Schedule 2.2

List of Excluded Assets

All assets of Seller not set forth in Section 2.1 of the Asset Purchase Agreement and Schedule 2.1 to the Asset Purchase Agreement

Exhibit A

Assignment and Assumption Agreement

Exhibit B

Assignment of Contracts

Exhibit C

Bill of Sale

Exhibit D

Patent Assignment

Exhibit E

Form of Shareholder Representation Letter